Exhibit 99.1
FOR IMMEDIATE RELEASE
August 8, 2017
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER AND NINE MONTHS EARNINGS FOR FISCAL 2017
BURBANK, Calif. – The Walt Disney Company today reported quarterly earnings for its third fiscal quarter ended July 1, 2017. Diluted earnings per share (EPS) for the quarter decreased 5% to $1.51 from $1.59 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter decreased 2% to $1.58 from $1.62 in the prior-year quarter. Diluted EPS for the nine months ended July 1, 2017 decreased to $4.55 from $4.63. Excluding certain items affecting comparability(1), EPS for the nine months increased to $4.63 from $4.61.
“Today we announced a strategic shift in the way we distribute our content. The media landscape is increasingly defined by direct relationships between content creators and consumers, and our control of BAMTech’s full array of innovative technology will give us the power to forge those connections, along with the flexibility to quickly adapt to shifts in the market,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “This acquisition and the launch of our direct-to-consumer services mark an entirely new growth strategy for the Company, one that takes advantage of the incredible opportunity that changing technology provides us to leverage the strength of our great brands.”
“Our results for the quarter reflect the underlying strength of our brands and franchises, and our continued investment in high-quality content. Our ability to successfully execute on our core strategy, coupled with our plans for new direct-to-consumer offerings, give us continued confidence in our ability to drive shareholder value,” said Christine M. McCarthy, Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company.
The following table summarizes the third quarter and nine-month results for fiscal 2017 and 2016 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	July 1, 2017	July 2, 2016	Change	July 1, 2017	July 2, 2016	Change
Revenues	$14,238	$14,277	—%	$42,358	$42,490	—%
Segment operating income (1)	$4,011	$4,456	(10)%	$11,963	$12,545	(5)%
Net income (2)(3)	$2,366	$2,597	(9)%	$7,233	$7,620	(5)%
Diluted EPS (2)(3)	$1.51	$1.59	(5)%	$4.55	$4.63	(2)%
EPS excluding certain items affecting comparability (1)(3)	$1.58	$1.62	(2)%	$4.63	$4.61	—%
Cash provided by operations	$4,133	$3,630	14%	$8,831	$9,615	(8)%
Free cash flow (1)	$3,328	$2,495	33%	$6,103	$5,924	3%

(1)
EPS excluding certain items affecting comparability, segment operating income and free cash flow are non-GAAP financial measures. See the discussion on pages 7 through 9. For the quarter and nine month periods ended July 1, 2017, items affecting comparability related to a charge, net of committed insurance recoveries, incurred in connection with the settlement of litigation ($177 million).

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

(3)	Includes an income tax benefit related to the adoption of new accounting rules for the tax effects of employee share-based awards (see further discussion under Income Taxes on page 5).

SEGMENT RESULTS
The following table summarizes the third quarter and nine-month segment operating results for fiscal 2017 and 2016 (in millions):

	Quarter Ended			Nine Months Ended
	July 1, 2017	July 2, 2016	Change	July 1, 2017	July 2, 2016	Change
Revenues:
Media Networks	$5,866	$5,906	(1)%	$18,045	$18,031	—%
Parks and Resorts	4,894	4,379	12%	13,748	12,588	9%
Studio Entertainment	2,393	2,847	(16)%	6,947	7,630	(9)%
Consumer Products & Interactive Media	1,085	1,145	(5)%	3,618	4,241	(15)%
	$14,238	$14,277	—%	$42,358	$42,490	—%
Segment operating income:
Media Networks	$1,842	$2,372	(22)%	$5,427	$6,083	(11)%
Parks and Resorts	1,168	994	18%	3,028	2,599	17%
Studio Entertainment	639	766	(17)%	2,137	2,322	(8)%
Consumer Products & Interactive Media	362	324	12%	1,371	1,541	(11)%
	$4,011	$4,456	(10)%	$11,963	$12,545	(5)%

Media Networks
Media Networks revenues for the quarter decreased 1% to $5.9 billion and segment operating income decreased 22% to $1.8 billion.
The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	July 1, 2017	July 2, 2016	Change	July 1, 2017	July 2, 2016	Change
Revenues:
Cable Networks	$4,086	$4,200	(3)%	$12,576	$12,676	(1)%
Broadcasting	1,780	1,706	4%	5,469	5,355	2%
	$5,866	$5,906	(1)%	$18,045	$18,031	—%
Segment operating income:
Cable Networks	$1,462	$1,893	(23)%	$4,117	$4,714	(13)%
Broadcasting	253	325	(22)%	976	922	6%
Equity in the income of investees	127	154	(18)%	334	447	(25)%
	$1,842	$2,372	(22)%	$5,427	$6,083	(11)%
Cable Networks
Cable Networks revenues for the quarter decreased 3% to $4.1 billion and operating income decreased 23% to $1.5 billion. Lower operating income was due to a decline at ESPN.
The decrease at ESPN was due to higher programming costs, lower advertising revenue and severance and contract termination costs, partially offset by affiliate revenue growth. The programming cost increase was due to a contractual rate increase for NBA programming, partially offset by a decrease in the cost of time for ESPN programming aired on the ABC Television Network. Lower advertising revenue was due to a decrease in average viewership and lower units delivered including the impact of two fewer NBA finals games, partially offset by higher rates. Affiliate revenue growth was due to contractual rate increases, partially offset by a decline in subscribers.
Broadcasting
Broadcasting revenues for the quarter increased 4% to $1.8 billion and operating income decreased 22% to $253 million. The decrease in operating income was due to lower advertising revenue, a decrease in the cost charged to ESPN for programming aired on the ABC Television Network and higher programming costs. These decreases were partially offset by affiliate revenue growth. The decrease in advertising revenues reflected lower network impressions, partially offset by higher network rates. Lower network impressions reflected a decrease in average viewership, partially offset by an increase in units delivered. Higher programming costs were due to a higher cost mix of programming aired in the current quarter. Affiliate revenue growth was due to contractual rate increases.
Equity in the Income of Investees
Equity in the income of investees decreased 18% to $127 million due to a loss from our investment in BAMTech, which we acquired in August 2016 and January 2017, and higher losses from Hulu, partially offset by higher income at A +E Television Networks (A+E). The loss at BAMTech reflected investments in their technology platform and the launch of new clients. The decrease at Hulu was due to higher marketing and labor costs, partially offset by higher subscription revenue. The increase at A+E was due to lower programming costs, partially offset by lower advertising revenue.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 12% to $4.9 billion and segment operating income increased 18% to $1,168 million. Operating income growth for the quarter reflected an increase at our international operations, while results at our domestic operations were comparable to the prior-year quarter. Segment results benefited from the timing of the Easter holiday, which fell in the third quarter of the current year compared to the second quarter of the prior year.
Operating income growth at our international operations was due to increases at Shanghai Disney Resort and Disneyland Paris. The increase at Shanghai Disney Resort reflected a full quarter of operations in the current year compared to the prior-year quarter, which included pre-opening costs. Higher operating income at Disneyland Paris was due to increases in guest spending and attendance, partially offset by higher costs for new guest offerings, including the 25th Anniversary celebration. The increase in guest spending was primarily due to higher average ticket prices and increases in food, beverage and merchandise spending.
At our domestic operations, increased costs were essentially offset by increases in guest spending and volumes. Higher costs were primarily due to labor and other cost inflation, increased operations support costs, new guest offerings and the dry-dock of the Disney Fantasy in the current quarter. Costs for new guest offerings were driven by the launch of the expansion of Disney’s Animal Kingdom at Walt Disney World Resort, including the related marketing costs. Guest spending growth was due to increases in average ticket prices for sailings on our cruise ships and admission to our theme parks, as well as higher average daily hotel room rates and food and beverage spending. Higher volumes were due to attendance growth, partially offset by a decrease in occupied room nights and lower passenger cruise days due to the dry-dock of the Disney Fantasy. The decrease in occupied room nights was due to refurbishments and conversions to vacation club units.

Studio Entertainment
Studio Entertainment revenues for the quarter decreased 16% to $2.4 billion and segment operating income decreased 17% to $639 million. Lower operating income was due to decreased theatrical and home entertainment distribution results, partially offset by growth in TV/SVOD distribution and lower film cost impairments.
The decrease in theatrical distribution results was due to the performance of our releases in the current quarter compared to the prior-year quarter. This decrease was partially offset by the impact of marketing costs in the prior-year quarter for DreamWorks’ The BFG, which released at the end of the third quarter of fiscal 2016. There was no comparable title in the current quarter as the Company stopped distributing new DreamWorks releases after the fourth quarter of fiscal 2016. Significant releases in the current quarter included Guardians of the Galaxy Vol. 2, Pirates of the Caribbean: Dead Men Tell No Tales and Cars 3, while the prior-year quarter included Captain America: Civil War, The Jungle Book, Finding Dory and Alice Through the Looking Glass.
The decrease in home entertainment results was due to lower unit sales driven by the performance of Star Wars: The Force Awakens in the prior-year quarter compared to Rogue One: A Star Wars Story in the current quarter. Other significant titles in the current quarter included Beauty and the Beast and Moana, whereas the prior-year quarter included Zootopia.
Higher TV/SVOD distribution results were primarily due to an increase in domestic rates, international growth and the timing of domestic title availabilities.

Consumer Products & Interactive Media
Consumer Products & Interactive Media revenues for the quarter decreased 5% to $1.1 billion and segment operating income increased 12% to $362 million. Higher operating income was due to increases at our merchandise licensing and games businesses.
The increase at merchandise licensing was primarily due to lower expenses driven by a decrease in general and administrative costs. Higher operating income at our games business was due to decreased product development costs and higher minimum guarantee shortfall recognition.
OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses decreased $60 million to $99 million in the current quarter due to lower incentive compensation costs.

Interest expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	July 1, 2017	July 2, 2016	Change
Interest expense	$(134)	$(88)	(52)%
Interest and investment income	17	18	(6)%
Interest expense, net	$(117)	$(70)	(67)%
The increase in interest expense was due to higher average debt balances, lower capitalized interest and higher average interest rates. Capitalized interest was lower due to the completion of the majority of construction at Shanghai Disney Resort in the prior-year quarter.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	July 1, 2017	July 2, 2016	Change
Effective income tax rate	31.6%	35.2%	3.6	ppt
The decrease in the effective income tax rate for the quarter was primarily due to a favorable impact from a change in our estimated full year effective income tax rate, a decrease in foreign losses for which we are not recognizing a tax benefit and a benefit from the adoption of a new accounting pronouncement.
The change in our estimated full year effective income tax rate was driven by an increase in our estimated benefit related to qualified domestic production activities. The estimated full year effective rate is used to determine the quarterly income tax provision and is adjusted each quarter based on information available at the end of that quarter.
In the first quarter of the current year, the Company adopted new accounting guidance, which requires that excess tax benefits or tax deficiencies on employee share-based awards be included in “Income taxes” in the Condensed Consolidated Statement of Income. These amounts were previously recorded in “Common stock” in the Condensed Consolidated Balance Sheet. An excess tax benefit arises when the value of an employee share-based award on the exercise or vesting date is higher than the fair value on the grant date. A tax deficiency arises when the value on the exercise or vesting date is lower than the grant date fair value.
Noncontrolling Interests

	Quarter Ended
(in millions)	July 1, 2017	July 2, 2016	Change
Net income attributable to noncontrolling interests	$108	$115	6%
The decrease in net income attributable to noncontrolling interests for the quarter was driven by the impact of lower net income at ESPN, partially offset by the impact of improvements at Shanghai Disney Resort and Disneyland Paris.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	July 1, 2017	July 2, 2016	Change
Cash provided by operations	$8,831	$9,615	$(784)
Investments in parks, resorts and other property	(2,728)	(3,691)	963
Free cash flow (1)	$6,103	$5,924	$179

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 7 through 9.

Cash provided by operations for the first nine months of fiscal 2017 decreased by $0.8 billion from $9.6 billion in the prior-year period to $8.8 billion in the current period. The decrease was due to lower segment operating results, higher film and television production spending and higher pension plan contributions.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	July 1, 2017	July 2, 2016
Media Networks
Cable Networks	$70	$55
Broadcasting	44	55
Total Media Networks	114	110
Parks and Resorts
Domestic	1,682	1,619
International	721	1,689
Total Parks and Resorts	2,403	3,308
Studio Entertainment	64	67
Consumer Products & Interactive Media	17	33
Corporate	130	173
Total investments in parks, resorts and other property	$2,728	$3,691
Capital expenditures decreased by $963 million to $2.7 billion due to lower spending at Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Nine Months Ended
	July 1, 2017	July 2, 2016
Media Networks
Cable Networks	$105	$111
Broadcasting	67	68
Total Media Networks	172	179
Parks and Resorts
Domestic	983	949
International	500	283
Total Parks and Resorts	1,483	1,232
Studio Entertainment	36	36
Consumer Products & Interactive Media	46	46
Corporate	189	185
Total depreciation expense	$1,926	$1,678

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the quarter.

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	Change vs. prior year period
Quarter Ended July 1, 2017:
As reported	$3,618	$(1,144)	$2,474	$1.51	(5)%
Exclude(4):
Other expense	177	(65)	112	0.07
Excluding certain items affecting comparability	$3,795	$(1,209)	$2,586	$1.58	(2)%

Quarter Ended July 2, 2016:
As reported	$4,183	$(1,471)	$2,712	$1.59
Exclude(5):
Restructuring and impairment charges	44	(2)	42	0.03
Excluding certain items affecting comparability	$4,227	$(1,473)	$2,754	$1.62

Nine Months Ended July 1, 2017:
As reported	$11,094	$(3,593)	$7,501	$4.55	(2)%
Exclude(4):
Other expense	177	(65)	112	0.07
Excluding certain items affecting comparability	$11,271	$(3,658)	$7,613	$4.63	—%

Nine Months Ended July 2, 2016:
As reported	$11,987	$(4,089)	$7,898	$4.63
Exclude(6):
Vice Gain	(332)	122	(210)	(0.13)
Infinity Charge	147	(54)	93	0.06
Restructuring and impairment charges	125	(36)	89	0.05
Excluding certain items affecting comparability	$11,927	$(4,057)	$7,870	$4.61

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
Items affecting comparability during the quarter and nine month period ended July 1, 2017 related to a charge, net of committed insurance recoveries, incurred in connection with the settlement of litigation ($177 million).

(5)
For the quarter ended July 2, 2016, items effecting comparability included restructuring and impairment charges ($44 million) in connection with shutting down certain international film production operations.

(6)
For the nine-month period ended July 2, 2016, items affecting comparability included the Company’s share of a net gain recognized by A+E Television Networks in connection with their acquisition of an interest in Vice Group Holding, Inc. (Vice Gain) ($332 million), a charge in connection with the discontinuation of our Infinity console game business (Infinity Charge) ($147 million) and restructuring and impairment charges ($125 million) due to an investment impairment, charges in connection with shutting down certain international film production operations and contract termination and severance costs.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Nine Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Segment operating income	$4,011	$4,456	$11,963	$12,545
Corporate and unallocated shared expenses	(99)	(159)	(392)	(457)
Restructuring and impairment charges	—	(44)	—	(125)
Other expense	(177)	—	(177)	—
Interest expense, net	(117)	(70)	(300)	(161)
Vice Gain	—	—	—	332
Infinity Charge	—	—	—	(147)
Income before income taxes	3,618	4,183	11,094	11,987
Income taxes	(1,144)	(1,471)	(3,593)	(4,089)
Net income	$2,474	$2,712	$7,501	$7,898

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 8, 2017, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	expenses of providing medical and pension benefits; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2016 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Revenues:
Services	$12,097	$12,113	$35,990	$35,906
Products	2,141	2,164	6,368	6,584
Total revenues	14,238	14,277	42,358	42,490
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(6,469)	(5,946)	(19,328)	(18,568)
Cost of products (exclusive of depreciation and amortization)	(1,248)	(1,255)	(3,764)	(4,120)
Selling, general, administrative and other	(2,022)	(2,305)	(5,948)	(6,467)
Depreciation and amortization	(711)	(626)	(2,074)	(1,838)
Total costs and expenses	(10,450)	(10,132)	(31,114)	(30,993)
Restructuring and impairment charges	—	(44)	—	(125)
Other expense	(177)	—	(177)	—
Interest expense, net	(117)	(70)	(300)	(161)
Equity in the income of investees	124	152	327	776
Income before income taxes	3,618	4,183	11,094	11,987
Income taxes	(1,144)	(1,471)	(3,593)	(4,089)
Net income	2,474	2,712	7,501	7,898
Less: Net income attributable to noncontrolling interests	(108)	(115)	(268)	(278)
Net income attributable to The Walt Disney Company (Disney)	$2,366	$2,597	$7,233	$7,620

Earnings per share attributable to Disney:
Diluted	$1.51	$1.59	$4.55	$4.63

Basic	$1.51	$1.60	$4.58	$4.66

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,572	1,631	1,588	1,647

Basic	1,562	1,621	1,578	1,636

Dividends declared per share	$0.78	$0.71	$1.56	$1.42

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	July 1, 2017	October 1, 2016
ASSETS
Current assets
Cash and cash equivalents	$4,336	$4,610
Receivables	9,636	9,065
Inventories	1,300	1,390
Television costs and advances	1,214	1,208
Other current assets	665	693
Total current assets	17,151	16,966
Film and television costs	6,798	6,339
Investments	4,141	4,280
Parks, resorts and other property
Attractions, buildings and equipment	52,934	50,270
Accumulated depreciation	(28,335)	(26,849)
	24,599	23,421
Projects in progress	1,889	2,684
Land	1,245	1,244
	27,733	27,349
Intangible assets, net	6,797	6,949
Goodwill	27,835	27,810
Other assets	2,297	2,340
Total assets	$92,752	$92,033

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$9,374	$9,130
Current portion of borrowings	3,338	3,687
Deferred revenue and other	4,382	4,025
Total current liabilities	17,094	16,842
Borrowings	18,849	16,483
Deferred income taxes	4,177	3,679
Other long-term liabilities	6,581	7,706
Commitments and contingencies
Equity
Preferred stock, $.01 par value, Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares	36,119	35,859
Retained earnings	70,863	66,088
Accumulated other comprehensive loss	(3,864)	(3,979)
	103,118	97,968
Treasury stock, at cost, 1.3 billion shares	(60,587)	(54,703)
Total Disney Shareholders’ equity	42,531	43,265
Noncontrolling interests	3,520	4,058
Total equity	46,051	47,323
Total liabilities and equity	$92,752	$92,033

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Nine Months Ended
	July 1, 2017	July 2, 2016
OPERATING ACTIVITIES
Net income	$7,501	$7,898
Depreciation and amortization	2,074	1,838
Deferred income taxes	294	885
Equity in the income of investees	(327)	(776)
Cash distributions received from equity investees	584	594
Net change in film and television costs and advances	(745)	(224)
Equity-based compensation	278	305
Other	373	605
Changes in operating assets and liabilities:
Receivables	(786)	(821)
Inventories	93	214
Other assets	130	(87)
Accounts payable and other accrued liabilities	(781)	(628)
Income taxes	143	(188)
Cash provided by operations	8,831	9,615

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,728)	(3,691)
Acquisitions	(557)	(400)
Other	(5)	(135)
Cash used in investing activities	(3,290)	(4,226)

FINANCING ACTIVITIES
Commercial paper repayments, net	(112)	(216)
Borrowings	4,053	4,046
Reduction of borrowings	(1,736)	(672)
Dividends	(1,237)	(1,168)
Repurchases of common stock	(5,944)	(5,908)
Proceeds from exercise of stock options	256	216
Other	(1,072)	(618)
Cash used in financing activities	(5,792)	(4,320)

Impact of exchange rates on cash and cash equivalents	(23)	(111)

Change in cash and cash equivalents	(274)	958
Cash and cash equivalents, beginning of period	4,610	4,269
Cash and cash equivalents, end of period	$4,336	$5,227

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601